UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2008

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-18281	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Election of Director

On June 24, 2008, the Board of Directors (the “Board”) of Hologic, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Robert A. Cascella as a director of the Company. Mr. Cascella joined the Company in February 2003 as Chief Operating Officer and was promoted to President in September 2003. Mr. Cascella was not appointed to any committees of the Board. Following Mr. Cascella’s appointment as a director of the Company, he will continue to serve as the Company’s Chief Operating Officer and President and his compensation arrangements as disclosed in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on January 25, 2008 remain in effect without any changes.

Creation of Lead Independent Director Position

The independent directors, upon recommendation of the Nominating and Corporate Governance Committee of the Board, approved the creation of the position of Lead Independent Director and elected David R. LaVance, Jr., a current independent member of the Board, to serve as Lead Independent Director, effective June 23, 2008. The Lead Independent Director, among other things, will coordinate the activities of the independent directors, serve as liaison between the Chairman of the Board, senior management of the Company and the independent directors, and preside at the executive sessions of the independent directors of the Company.

Compensation Program for Directors

On June 23, 2008, the Compensation Committee of the Company’s Board amended the Company’s compensation program for independent directors. Under the director compensation program, each independent director will, as under the previous compensation program, be paid an annual cash retainer of $60,000 payable quarterly in advance. The revised compensation program increased the annual cash retainer payable to the chairperson of the Audit Committee to $20,000 and the annual cash retainer payable to chairpersons of each of the Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee to $12,000. In addition, the revised compensation program provides for an annual retainer payable to the Lead Independent Director of $30,000, provided that if the Lead Independent Director also serves as the chairperson of one of the Company’s committees, the Lead Independent Director shall not receive the annual retainer for service as a chairperson of such committee. The retainers are paid in equal quarterly installments, and the increases will become effective on June 29, 2008, the beginning of the Company’s fourth quarter of fiscal 2008. No changes were made to the fees payable to directors for attending meetings.

The revised director compensation program also changed the equity compensation component payable to the independent directors. Under the new arrangement, each independent director will, as of the date the director is first elected to the Board, receive an automatic equity compensation award having a value of $350,000 (as determined under generally accepted accounting principles) as of the date the director is first elected to the Board. Of this initial equity compensation award, $175,000 will consist of restricted stock units of the Company and $175,000 will consist of options to purchase common stock of the Company. The restricted stock units and the options will vest over a three-year period and the options will have a term of seven years. In addition, each independent director will, on January 1 of each year, receive an annual equity compensation grant having a value of $175,000 (as determined under generally accepted accounting principles) on the date of the award grant consisting of 50% restricted stock units and 50% options to purchase common stock of the Company. The restricted stock units and options will vest over a one-year period.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 26, 2008	HOLOGIC, INC.

	By:	/s/ Glenn P. Muir
Glenn P. Muir, Chief Financial Officer, Executive Vice President, Finance and Treasurer